                                 SCHEDULE 14A

                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                CMI Corporation
       ----------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     _____________________________________________________________________

     2)  Aggregate number of securities to which transaction applies:

     _____________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     ______________________________________________________________________

     4)  Proposed maximum aggregate value of transaction:

     _______________________________________________________________________

     5)  Total fee paid: _______________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:_______________________________________________
     2)  Form, Schedule or Registration Statement No.:_________________________
     3)  Filing Party:_________________________________________________________
     4)  Date Filed:___________________________________________________________

                                CMI CORPORATION
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 14, 1998



To the Shareholders of
CMI Corporation:

     The 1998 Annual Meeting of Shareholders of CMI Corporation (the "Company") will be held on May 14, 1998 at 10 A.M. (Oklahoma City time), at the corporate offices, Interstate 40 and Morgan Road, Oklahoma City, Oklahoma 73101. The items of business to be considered are:

          1. The election of three directors for a term of three years each; and

          2. Such other matters as may properly come before the meeting or any adjournment thereof.

     The close of business on April 14, 1998 has been fixed as the record date for the determination of the holders of Voting Class A Common Stock and Voting Common Stock entitled to notice of and to vote at the Annual Meeting.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. SHOULD YOU ATTEND, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.


                              By Order of the Board of Directors

                              /s/ THANE SWISHER, VICE PRESIDENT

                              Thane Swisher, Vice President




Oklahoma City, Oklahoma
April 15, 1998

                                CMI CORPORATION

                                PROXY STATEMENT
                                ---------------

                                 May 14, 1998


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CMI Corporation (the "Company") to be voted at the 1998 Annual Meeting of Shareholders of the Company on May 14, 1998 at 10 A.M. (Oklahoma City time), which meeting will be held at the offices of the Company, located at Interstate 40 and Morgan Road (P.O. Box 1985), Oklahoma City, Oklahoma 73101. Information in this Proxy Statement is as of March 1, 1998 unless otherwise stated. The approximate date on which this Proxy Statement and enclosed form of proxy have been mailed to shareholders is April 15, 1998.

     Any shareholder giving a proxy has the power to revoke the proxy at any time before it is voted by giving written notice to the Company. Any proxy which is not revoked will be voted at the Annual Meeting. Giving a proxy will not affect your right to vote in person if you attend the Annual Meeting.


VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Holders of record at the close of business on April 14, 1998 (the "Record Date") of shares of Voting Class A Common Stock, $0.10 par value ("Class A Stock"), and Voting Common Stock, $0.10 par value ("Common Stock"), are entitled to notice of and to vote on all matters presented at the Annual Meeting. As of the Record Date there were 21,500,043 shares of Class A Stock and 602 shares of Common Stock issued and outstanding. Each share of Class A Stock and Common Stock is entitled to one vote on each item of business to be considered at the Annual Meeting.

     The following table sets forth certain information regarding the Company's Class A Stock owned by (i) each shareholder of the Company who is known by the Company to beneficially own more than five percent of the Company's outstanding Class A Stock, (ii) each of the Company's directors and certain executive officers, and (iii) all directors and executive officers of the Company as a group.

                                       Number of Shares
Name and Address                         and Nature of          Percent of
of Beneficial Owner(1)              Beneficial Ownership(2)  Class A Stock(3)
----------------------              -----------------------  -----------------

Recovery Equity Investors, L.P.          7,116,667 (4)            33.10%
901 Mariner's Island Boulevard
Suite 555
San Mateo, California  94404

Recovery Equity Partners, L.P.           7,116,667  (4)           33.10
901 Mariner's Island Boulevard
Suite 555
San Mateo, California  94404

                                          Number of Shares
Name and Address                            and Nature of          Percent of
of Beneficial Owner(1)                 Beneficial Ownership(2)  Class A Stock (3)
---------------------                  -----------------------  -----------------
Joseph J. Finn-Egan                         7,116,667 (4)              33.10

Jeffrey A. Lipkin                           7,116,667 (4)              33.10

Bill Swisher                                2,179,931 (5)              10.14

Larry D. Hartzog                              172,700 (6)                  *

Albert L. Basey                               100,000                      *

Jim D. Holland                                 81,620                      *

Ralph P. Cordes                                42,710                      *

Robert L. Curtis                               12,500                      *

Thomas P. Stafford                             10,000                      *

Kenneth J. Barker                                   0                      0

Ronald A. Kahn                                      0                      0

J. Larry Nichols                                    0                      0

All directors and
 officers as a group                       10,341,146 (7)              48.10
  (13 individuals including the above)

(1) Unless otherwise indicated, the address for each listed shareholder is c/o CMI Corporation, P. O. Box 1985, Oklahoma City, Oklahoma 73101.

(2) Includes shares which may be acquired under options within 60 days of the Record Date. All shares are held directly unless indicated otherwise.

(3)  In order to reduce the likelihood of an "ownership change", as defined in
Section 382 of the Internal Revenue Code of 1986, as amended, which would limit or eliminate the Company's ability to use certain federal income tax net operating loss carryforwards available to the Company at December 31, 1990, on February 14, 1992, the Company effected a one-for-two thousand reverse split (the "Reverse Split") of its Common Stock and declared a stock dividend (the "Stock Dividend") of 1,999 shares of Class A Stock for each share of Common Stock outstanding following the Reverse Split. Thereafter, on February 26, 1992, the Company commenced an exchange offer (the "Exchange Offer") offering to exchange one share of its Class A Stock for each outstanding whole share of Common Stock. As a result of the Reverse Split, Stock Dividend and Exchange Offer, approximately 99% of the Company's outstanding capital stock is now Class A Stock which is subject to transfer restrictions designed to prevent an ownership change. Following the Reverse Split, Stock Dividend and Exchange Offer, however, 602 shares of Common Stock are still outstanding and held of record by 30 persons. For purposes of computing the percent of Class A Stock held by a beneficial owner, director or officer, the 602 shares of Common Stock have been treated as shares of Class A Stock.

(4) All of the shares beneficially owned by Recovery Equity Investors, L.P., a Delaware limited partnership ("REI"), are included in the shares beneficially owned by Recovery Equity Partners, L.P., the general partner of REI, and Messrs. Finn-Egan and Lipkin, the general partners of Recovery Equity Partners, L.P. This amount does not, however, include 2,691,203 shares of Class A Stock beneficially owned by Bill Swisher and certain members of his family, with respect to which shares REI may (i) elect to acquire pursuant to a right of first refusal or participate in the sale thereof pursuant to tag-along rights, in each case under a certain Shareholders Agreement (the "Shareholders Agreement"), dated August 19, 1991, between REI, the Company, Bill Swisher and certain members of Mr. Swisher's family, and (ii) vote or direct the voting of in favor of all persons designated by REI for election to the Company's Board of Directors pursuant to the terms of a certain Investment Agreement (the "Investment Agreement"), dated August 19, 1991, between the Company and REI.

(5) Includes 1,679,482 shares held by a revocable trust of which Mr. Swisher is the sole trustee and beneficiary during his lifetime; 500,000 shares held by a charitable remainder trust of which Mr. Swisher and his wife are the sole trustees and have a unitrust interest during their joint lifetimes; and 449 shares held by a trust for the benefit of Mr. Swisher's father of which Mr. Swisher is a co-trustee. Mr. Swisher disclaims beneficial ownership of all shares held for the benefit of his father. Pursuant to the terms of the Shareholders Agreement, Mr. Swisher is required to vote or grant to REI a proxy to vote all of his shares of Class A Stock in favor of the election of all persons designated by REI for election to the Company's Board of Directors pursuant to the terms of the Investment Agreement.

(6) Includes 22,700 shares held by a trust of which Mr. Hartzog is the trustee and beneficiary.

(7) Includes 427,490 shares held by various trusts of which Thane Swisher, the Vice President and Secretary of the Company, is a trustee or a co-trustee.

*  Constitutes less than one percent of the outstanding Class A Stock.

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide that the Board of Directors shall consist of not less than three nor more than nine members. The current number of directors is eight. For election purposes, directors are divided into two groups of three directors and a third group of two directors. Each group holds office for three years. The Bylaws provide that one group of the Board shall be elected at each Annual Meeting.

     At the Annual Meeting, management will present as nominees and recommend to the shareholders that Larry D. Hartzog, Ronald A. Kahn and Thomas P. Stafford be elected to serve on the Board of Directors for a term of three years and until their successors are duly elected and qualified. Shares represented by the accompanying proxy will be voted for the election of Messrs. Hartzog, Kahn and Stafford, unless otherwise indicated on the proxy.

     Each nominee for election as a director of the Company must be elected by the affirmative vote of the holders of a majority of the outstanding shares of Class A Stock and Common Stock, voting together as a class, present in person or by proxy at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF NOMINEES LARRY D. HARTZOG, RONALD A. KAHN AND THOMAS P. STAFFORD. Unless a shareholder requests that the voting of the proxy be withheld for any one or more of the nominees for director, the shares represented by the enclosed proxy will be voted for the election of all nominees. Should any of these nominees become unable to serve for any reason, which is not anticipated, the Board of Directors may designate substitute nominees in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees.

     The following is a brief account of the business experience during the past five years of each director and each person nominated to become a director, including his principal occupation and employment during that period, and the name and principal business of any corporation or other organization in which each person has been occupied or employed. Directorships in certain companies presently held by each director or nominee are also set forth.

     Mr. Barker (age 56) has been a director of the Company since January 10, 1997. Since July 1994, Mr. Barker has been President of Custom Products Corporation, a manufacturer of precision metal components. From October 1993 to March 1994, Mr. Barker was Chief Operating Officer of Customer Products Corporation. Prior to October 1993, Mr. Barker held various management positions with several manufacturing businesses such as American Fibrit, Inc., Allen Industries, Rockwell International and Chrysler Corporation. Mr. Barker was designated by REI pursuant to the terms of the Investment Agreement for election to the Company's Board of Directors. Mr. Barker's term on the Board of Directors expires in 1999.

     Mr. Finn-Egan (age 64) has been a director of the Company since August 30, 1991. Since 1987, Mr. Finn-Egan has been a general partner of Recovery Equity Partners, L.P., the general partner of REI. Prior to co-founding REI with Mr. Lipkin, Mr. Finn-Egan was a private investor who principally invested in and managed troubled companies in a variety of industries. Mr. Finn-Egan was designated by REI pursuant to the terms of the Investment Agreement for election to the Company's Board of Directors. Mr. Finn-Egan's term on the Board of Directors expires in 2000.

     Mr. Hartzog (age 63) has practiced law in Oklahoma City, Oklahoma since 1961 and is presently a director and stockholder of Hartzog Conger & Cason, an Oklahoma City law firm. Mr. Hartzog became a director of the Company in 1975. Mr. Hartzog's term on the Board of Directors expires in 1998.

     Mr. Kahn (age 49) has been Senior Vice President of Corporate Finance of Mesirow Financial, a financial services company based in Chicago, since 1992. Previously, he was a managing director in the corporate finance department of Rodman and Renshaw, a financial services company located in Chicago. Mr. Kahn became a director of the Company in August 1996. Mr. Kahn was designated by REI pursuant to the terms of the Investment Agreement for election to the Company's Board of Directors. Mr. Kahn's term on the Board of Directors expires in 1998.

     Mr. Lipkin (age 51) has been a director of the Company since August 30, 1991. Since 1987, Mr. Lipkin has been a general partner of Recovery Equity Partners, L.P., the general partner of REI. Prior to co-founding REI with Mr. Finn-Egan, Mr. Lipkin was a partner in Gaston & Snow, a national law firm, from 1984 to 1989. Mr. Lipkin was designated by REI pursuant to the terms of the Investment Agreement for election to the Company's Board of Directors. Mr. Lipkin's term on the Board of Directors expires in 2000.

     Mr. Nichols (age 55) is the President and Chief Executive Officer of Devon Energy Corporation, an oil and gas company headquartered in Oklahoma City. Mr. Nichols has been a director of Devon Energy since 1971, President since 1976 and Chief Executive Officer since 1980. He serves as a director of the Independent Petroleum Association of America. He is President of the Domestic Petroleum Council and is also a director of the Independent Petroleum Association of New Mexico, the Oklahoma Independent Petroleum Association, the Natural Gas Supply Association and the National Petroleum Council. Mr. Nichols also serves as a director of the National Association of Manufacturers, Smedvig asa, and the Oklahoma Nature Conservancy. Mr. Nichols is also a member of the Board of Governors of the American Stock Exchange. Mr. Nichols' term on the Board of Directors expires in 2000.

     Mr. Stafford (age 67), USAF (Ret. Lt. Gen.), has held various positions in government and industry throughout his career and currently is a consultant with General Technical Services, Inc. Mr. Stafford became a director of the Company in 1983. Since 1980, Mr. Stafford has served as Chairman of the Board of Omega Watch Corporation of America. He also is currently a member of the board of directors of Allied-Signal, Inc., Tremont, Inc., Wheelabrator Technologies, Inc., Seagate Technology, Inc. and Tracor, Inc. Mr. Stafford's term on the Board of Directors expires in 1998.

     Mr. Swisher (age 67) has been Chairman of the Board and Chief Executive Officer of the Company since 1965 and a director since 1966. Mr. Swisher is a director of OGE Energy Corp. Mr. Swisher's son, Thane Swisher, is a Vice President and Secretary of the Company. Mr. Swisher's term on the Board of Directors expires in 1999.

     The Board of Directors of the Company has a standing Audit Committee, the members of which are Messrs. Hartzog and Stafford. The Audit Committee held one meeting during 1997. The Audit Committee's principal responsibilities are to generally review the overall scope and results of the audit by the Company's independent auditors and to recommend to the Board of Directors the appointment of the independent auditors. The Board of Directors also has a standing Compensation Committee. During 1997, Messrs. Finn-Egan, Hartzog, Lipkin and Stafford served on the Compensation Committee. The Compensation Committee met three times during 1997. The principal functions of the Compensation Committee are (i) to review the objectives, structure, cost and administration of the Company's major compensation and benefit policies and programs, (ii) to review annually officers' salaries, management incentives and stock options, and (iii) to administer the Company's stock option plan, management incentive plans and other long-term incentive plans. The Company does not have a Nominating Committee.

     During 1997, each director who was not an officer of the Company was compensated at the rate of $1,000 per month for his services on the Board of Directors and as a member of any Board committee. Each director who was not an officer of the Company also received $1,000 for each meeting of the Board actually attended. Directors who are also officers and employees of the Company were not paid for their services as directors or for attendance at meetings.
The Board of Directors of the Company held four meetings during 1997. All directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which he served.

                             EXECUTIVE COMPENSATION

    The following table sets forth information with respect to the Chief Executive Officer and the four other executive officers of the Company as to whom the total annual salary and bonus for the year ended December 31, 1997, exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

=============================================================================================================
                                                                               Long-Term
                                                 Annual Compensation          Compensation
                                                                                 Awards
                                          ---------------------------------------------------
               Name                                                                                 All
               and                                                Other                            Other
            Principal                                            Annual       Stock Options    Compensation
             Position               Year   Salary    Bonus   Compensation(1)     (Shares)
------------------------------------------------------------------------------------------------------------
Bill Swisher                        1997  $330,000     $0          0               0             $6,465(2)
Chairman of the                     1996   300,000   25,200        0               0              5,990
Board and Chief                     1995   275,000      0          0               0              5,964
Executive Officer
------------------------------------------------------------------------------------------------------------
Albert L. Basey                     1997  $157,163     $0         $0            100,000          $4,233(2)
President (3)                       1996     N/A       N/A        N/A             N/A               N/A
                                    1995     N/A       N/A        N/A             N/A               N/A
------------------------------------------------------------------------------------------------------------
Jim D. Holland                      1997  $160,000     $0         $0               0             $2,577(2)
Senior Vice President, Treasurer    1996   141,667   25,410        0             50,000           1,956
 and Chief Financial Officer        1995   125,000   17,500        0             50,000           1,978
------------------------------------------------------------------------------------------------------------
Ralph P. Cordes                     1997  $150,000     $0         $0               0             $2,577(2)
Senior Vice President               1996   137,500   14,910        0             50,000           1,927
                                    1995   125,000   17,500        0             50,000          20,580(4)
------------------------------------------------------------------------------------------------------------
Robert L. Curtis                    1997  $142,500     $0         $0               0            $19,525(6)
Vice President-Sales and            1996    17,813      0          0             50,000             300(2)
Marketing(5)                        1995     N/A       N/A        N/A             N/A               N/A
=============================================================================================================

(1) Excludes perquisites and other benefits, the aggregate amount of which does not exceed the lesser of $50,000 or 10% of the total of such officer's annual salary and bonus.

(2) Includes contributions made by the Company to the Tax Savings Retirement Thrift Plan on behalf of the named officer and the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of the named officer.

(3) Mr. Basey was employed by the Company in February 1997.

(4) Includes contributions made by the Company to the Tax Savings Retirement Thrift Plan on behalf of Mr. Cordes, the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of Mr. Cordes, and a one-time payment to reimburse Mr. Cordes for costs incurred in connection with his relocation to Oklahoma City.

(5) Mr. Curtis was employed by the Company in November 1996.

(6) Includes contributions made by the Company to the Tax Savings Retirement Thrift Plan on behalf of Mr. Curtis, the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of Mr. Curtis, and payments made to reimburse Mr. Curtis for costs incurred in connection with his relocation to Oklahoma City.

OPTIONS GRANTED

     The following table sets forth information concerning stock options granted during the last fiscal year to the five executive officers named in the Summary Compensation Table.

                          OPTION/SAR GRANTS IN 1997(1)

===========================================================================================
                         Individual Grants
---------------------------------------------------------------------
                                                                            Potential
                                                                        Realized Value at
                                                                          Assumed Annual
                                                                       Rates of Stock Price
                                                                           Appreciation
                                                                         for Option Term
                                                                     ----------------------
                              Percentage of
                              Total Options
                    Options    Granted to     Exercise
                    Granted     Employees      Price      Expiration
Name                (Shares)     in 1996    (Per Share)      Date         5%         10%
-------------------------------------------------------------------------------------------
Bill Swisher           0          0             N/A          N/A         N/A         N/A
-------------------------------------------------------------------------------------------
Albert L. Basey     100,000       57           $4.50      02/07/97    $124,300    $274,700
-------------------------------------------------------------------------------------------
Jim D. Holland         0          0             N/A          N/A         N/A         N/A
-------------------------------------------------------------------------------------------
Ralph P. Cordes        0          0             N/A          N/A         N/A         N/A
-------------------------------------------------------------------------------------------
Robert L. Curtis       0          0             N/A          N/A         N/A         N/A
===========================================================================================

(1)No stock appreciation rights (SARs) were granted in 1997.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides certain information on stock option exercises in 1997 by the named executive officers and the value of such officers' unexercised options at December 31, 1997.

   AGGREGATED OPTION/SAR EXERCISES IN 1997 AND 12/31/97 OPTION/SAR VALUES(1)

==============================================================================================================
                                                       Number of Unexercised              Value of
                                                            Options at                   Unexercised
                       Number of                         December 31, 1997              In-the-Money
       Name         Shares Acquired                          (Shares)                    Options at
                      on Exercise    Value Realized                                  December 31, 1997(2)
                                                     ---------------------------------------------------------

                                                     Exercisable  Unexercisable  Exercisable     Unexercisable
--------------------------------------------------------------------------------------------------------------
Bill Swisher              0              N/A              0             0            $0               $0
--------------------------------------------------------------------------------------------------------------
Albert L. Basey           0              N/A              0         100,000          $0             $68,750
--------------------------------------------------------------------------------------------------------------
Jim D. Holland          49,000         $58,188          23,600       76,400          $0             $53,125
--------------------------------------------------------------------------------------------------------------
Ralph P. Cordes           0              N/A            30,680       69,320        $6,035           $47,090
--------------------------------------------------------------------------------------------------------------
Robert L. Curtis          0              N/A             6,250       43,750        $5,860           $41,016
===============================================================================================================

(1)  No SARs are outstanding.
(2) Based on the closing price of the Company's Class A Stock on the New York Stock Exchange on the final trading day of 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Joseph J. Finn-Egan, Larry D. Hartzog, Jeffrey A. Lipkin and Thomas P. Stafford are the current members of the Compensation Committee of the Company's Board of Directors. Mr. Finn-Egan and Mr. Lipkin are the general partners of Recovery Equity Partners, L.P., which is the general partner of REI. Mr. Finn-Egan, Mr. Lipkin, Mr. Kahn and Mr. Barker have each been designated by REI for election to the Company's Board of Directors pursuant to the terms of the Investment Agreement, dated August 19, 1991, between REI and the Company.

     On January 15, 1993, the Company entered into separate unsecured lending transactions with REI and Larry D. Hartzog, whereby the Company borrowed $1,477,500 from REI and an additional $492,000 from Mr. Hartzog. Both loans, which accrued interest at the rate of nine percent (9%) per annum and were subordinated to the Company's secured line-of-credit with its primary lender, were paid in full on or about July 15, 1995. In connection with the unsecured lending transactions, REI and Mr. Hartzog also purchased for $37,500 and $12,500, respectively, warrants entitling them to acquire up to 450,000 shares and 150,000 shares, respectively, of Class A Stock for $3.75 per share. The closing price of the Class A Stock on the American Stock Exchange on January 14, 1993 was $3.50 per share. On January 8, 1997, REI exercised its warrant in full by paying the sum of $1,687,500 to the Company and receiving in return 450,000 shares of Class A Stock. On January 15, 1997, Mr. Hartzog exercised his warrant in full by paying the sum of $562,500 to the Company and receiving in return 150,000 shares of Class A Stock.

     The Company uses certain real property owned by a partnership (the "Partnership"), 80% of which is owned by Bill Swisher, Chairman of the Board and Chief Executive Officer of the Company, and 20% of which is owned by his father, George Swisher. During 1997, no payments were made by CMI to the Partnership for the use of this real property.

     The law firm of Hartzog Conger & Cason, in which Larry D. Hartzog, a director of the Company, is a director and stockholder, rendered legal services to the Company during 1997.

     Mesirow Financial rendered financial advisory services to the Company during 1997. Ronald A. Kahn, a director of the Company, is Senior Vice President of Corporate Finance of Mesirow Financial.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     On or about November 1, 1995, the Company entered into employment agreements with Jim D. Holland and Ralph P. Cordes. These employment agreements each provide for the employment of the applicable employee through October 31, 1998, as senior executives of the Company, at a base salary of not less than $125,000 per year. Both Mr. Holland and Mr. Cordes are also eligible to participate in such programs for incentive and/or bonus compensation as may be approved by the Board of Directors from time to time for the Company's senior executive officers.

     Mr. Holland's employment agreement also provides compensation and/or termination benefits to him in the event of a change in control of the Company during the term of his employment agreement. The purpose of this provision is to encourage Mr. Holland to carry out his duties in the event of a possible change in control. Under the terms of the employment agreement, a "change in control" is deemed to have occurred if (i) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's capital stock are converted into cash, securities or other property (other than a merger in which the holders of the Company's capital stock immediately prior to the merger have the same proportionate ownership of capital stock of the surviving corporation immediately after the merger), or (b) any sale, lease, exchange or other transfer (whether in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or
(ii) any person (as such term is defined in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 of the Exchange
Act) of more than 50% of the Company's then outstanding capital stock, or (iii) there occurs any change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of the Exchange Act.

     The total change in control compensation (the "Change in Control Amount") payable to Mr. Holland under his employment agreement is $600,000. This amount will be payable to Mr. Holland in installments as follows: (i) upon the effective date of any change in control, Mr. Holland will receive an amount equal to the total Change in Control Amount times a fraction, the numerator of which is the number of days that have elapsed during the term of his employment agreement and the denominator of which is 1,095; and (ii) the balance of the Change in Control Amount will be paid in prorated installments as of the last day of each calendar quarter remaining in the term of his employment agreement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company (the "Committee") establishes the general compensation policies of the Company, establishes the compensation plans and specific compensation levels for the Company's executive officers and administers the Company's stock option plan and other management incentive plans. The Committee is currently composed of Messrs. Finn-Egan, Hartzog, Lipkin and Stafford.

COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAM

     Under the supervision of the Committee, the Company has developed and implemented compensation policies and plans which seek to enhance the profitability of the Company and, thus, shareholder value by aligning closely the financial interests of the Company's executive officers with those of its shareholders. In furtherance of those goals, the Committee has established the following fundamental objectives:

     1) Provide a competitive compensation package that will enable the Company to attract and retain key executives.

     2) Integrate all compensation policies and plans with the Company's short-term and long-term business objectives and strategies, and focus executive behavior on the fulfillment of those objectives.

     3) Provide compensation opportunities that are linked to performance of the Company and increases in shareholder value.

COMPONENTS OF COMPENSATION PROGRAM

     Each year, the Committee reviews the Company's compensation program to ensure that pay levels and incentive opportunities are competitive and reflect the actual performance of the Company. The Company's compensation program is based on the following three components, each of which is intended to serve the Company's overall compensation philosophy.

     BASE SALARY: Base salary levels of the Company's executive officers are largely determined through comparisons with companies in the same or similar businesses of the Company and its subsidiaries. Actual salaries are based on individual performance within a competitive salary range for each position that is established through job evaluation and market comparisons.

     ANNUAL INCENTIVE COMPENSATION: In early 1997, the Committee adopted the 1997 Senior Management Incentive Bonus Plan (the "Plan"), which Plan covered all of the named executive officers other than Mr. Basey, as well as other mid-level management personnel. Participants in the Plan were eligible to earn cash bonuses based on (i) the overall performance of the Company and/or the business unit of the Company in which the participant is primarily involved, and (ii) in all cases other than Mr. Bill Swisher, a subjective analysis of the participant's individual performance. In assessing the overall performance of the Company (or a particular business unit), the 1997 earnings before taxes ("EBT") of the Company (or business unit) were measured against EBT targets established by the Committee for the Company and each of its business units. In assessing the individual performance of a participant, the Committee considered performance factors particular to each participant, such as the participant's level of responsibility within the Company and individual managerial accomplishments. The Company's 1997 EBT did not equal the minimum EBT target established by the Committee and, therefore, the Committee elected not to pay any bonuses under the Plan.

     Certain employees of the Bid-Well Division of the Company were eligible in 1997 to participate in a separate management incentive plan (the "Bid-Well Plan") for the division. Under the terms of the Bid-Well Plan, the eligible employees could earn cash bonuses if the EBT of the division exceeded certain predetermined levels. Like the Plan, the objective of the Bid-Well Plan was to advance the interests of the Company and its shareholders by providing incentives for the attainment of consistent growth in revenue and income. For the fiscal year ended December 31, 1997, aggregate bonuses of $135,505 were paid under the Bid-Well Plan. None of the executive officers named in the Summary Compensation Table participated in the Bid-Well Plan.

     Payments under both the Plan and the Bid-Well Plan were made after receipt of annual audited financial statements for the Company and its subsidiaries.

     STOCK OPTION PROGRAM: In 1992, the Company established the 1992 Incentive Stock Option Plan (the "Stock Option Plan"). The purpose of the Stock Option Plan is to advance the interests of the Company and its shareholders by providing long-term incentives to certain key employees of the Company and its subsidiaries who contribute significantly to the long-term performance and growth of the Company and its subsidiaries by enabling such employees to acquire a proprietary interest in the Company. The Stock Option Plan provides for both the grant of incentive stock options pursuant to (S) 422 of the Internal Revenue Code of 1986, as amended, and options which do not qualify as incentive stock options, as well as alternative rights to receive the appreciation on stock. Executive officers (excepting Bill Swisher) and other employees of the Company and its subsidiaries are eligible to receive from time to time stock options giving them the right to purchase shares of Class A Stock at a price not less than the fair market value of the Class A Stock on the date the option is granted. Concurrently with or subsequent to the grant of any stock option, an employee may also receive a related stock appreciation right permitting the employee to be paid the appreciation on the stock option in shares of Class A Stock in lieu of exercising the option. These options and rights have value for the employees only if the price of the Class A Stock appreciates from the date the option was granted.

DISCUSSION OF 1997 COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     The Committee applied the executive compensation policies and programs described above in determining the total compensation of Bill Swisher, the Company's Chairman and Chief Executive Officer. As reflected in the Summary Compensation Table on page 6, Mr. Swisher's base salary for 1997 was increased by $30,000. This increase was based primarily upon a subjective evaluation of Mr. Swisher's performance in 1996. No options or other long-term incentives were granted to Mr. Swisher in 1997.

     In adopting the Plan, the Committee determined that the amount of any bonus paid to Mr. Swisher should not be based in whole or in part upon a subjective analysis of Mr. Swisher's performance. Rather, the Plan provided that the amount of any bonus to be paid to Mr. Swisher would be determined solely by measuring the 1997 EBT of the Company against the EBT targets established by the Committee for the Company and its subsidiaries. The Committee chose to tie Mr. Swisher's bonus to the Company's EBT because of the direct correlation between increases in the profitability of the Company and shareholder value. Because the Company's 1997 EBT did not equal the minimum EBT target established by the Committee, Mr. Swisher did not receive any bonus for the fiscal year ended December 31, 1997.


               COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                              JOSEPH J. FINN-EGAN
                               LARRY D. HARTZOG
                               JEFFREY A. LIPKIN
                              THOMAS P. STAFFORD

PERFORMANCE GRAPH

     The following graph shows the cumulative total shareholder return on the Company's Class A Stock over the last five fiscal years as compared to the returns of the New York Stock Exchange Market Value Index (the "NYSE Index"), and a peer group (the "Peer Group") selected by the Company. This Peer Group consists of Astec Industries, Inc., Caterpillar, Inc., Athey Products Corp., Hein-Werner Corp., Portec, Inc., Rexworks, Inc., and Terex Corp. The graph assumes $100 was invested on December 31, 1992 in the Company's Class A Stock, the NYSE Index and the Peer Group and assumes reinvestment of dividends.


                       [PERFORMANCE GRAPH APPEARS HERE]


==============================================================================
               12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
------------------------------------------------------------------------------
CMI           $  100.00  $  189.66  $  179.31  $  141.38  $  120.95  $  144.59
------------------------------------------------------------------------------
Peer Group    $  100.00  $  164.89  $  204.79  $  221.13  $  289.69  $  382.83
------------------------------------------------------------------------------
NYSE Index    $  100.00  $  113.54  $  111.33  $  144.36  $  173.90  $  228.78
==============================================================================

                            APPOINTMENT OF AUDITORS

     The Board of Directors has selected KPMG Peat Marwick, L.L.P. as the Company's independent auditors for the 1998 fiscal year.

     KPMG Peat Marwick, L.L.P. is the accounting firm which audited and reported on the Company's financial statements for the last fiscal year. A representative of KPMG Peat Marwick, L.L.P. is expected to attend the Annual Meeting. The representative will be afforded an opportunity to make a statement, if he desires to do so. It is anticipated that the representative will also be available to answer appropriate questions.

                               OTHER INFORMATION

COST OF PROXY SOLICITATION

     The Company will bear the cost of soliciting proxies. In addition to solicitation by mail, arrangements have been made with brokerage houses, nominees, and other custodians and fiduciaries to send proxy material to their principals and the Company will reimburse them for their expenses in doing so. Proxies also may be solicited personally or by telephone or telegraph. All such solicitations will be made by officers or other employees of the Company who will not receive extra compensation therefor.


ADDITIONAL MATTERS

     While the notice for the Annual Meeting calls for the transaction of any other business as may be properly presented, management is not aware of any business to be submitted at the Annual Meeting not referred to in the proxy. If any further business is presented, the persons named in the proxy will act according to their best judgment on behalf of the shareholders they represent.


SHAREHOLDERS' PROPOSALS

     If a shareholder wishes to present a proposal at the 1999 Annual Meeting of Shareholders such proposal must be received by the Company at its office in Oklahoma City prior to December 17, 1998.


SEC FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS LATEST FISCAL YEAR IS AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER OF THE COMPANY WHO REQUESTS A COPY IN WRITING FROM MR. JIM D. HOLLAND, SENIOR VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER, CMI CORPORATION, P.O. BOX 1985, OKLAHOMA CITY, OKLAHOMA 73101.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Company's Class A Stock to file certain reports with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange concerning their beneficial ownership of the Company's Class A Stock. The SEC regulations also require that a copy of all such Section 16(a) forms must be furnished to the Company by the executive officers, directors and 10% shareholders.

     Based on a review of the copies of such forms and amendments thereto received by the Company, or written representations that no filings were required, the Company believes that, except as described below, during 1997, all
Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were met. Albert L. Basey, President of the Company, inadvertently failed to file a Section 16(a) report when he was initially employed by the Company in February 1997. In addition, REI and Messrs. Finn-Egan and Lipkin also recently determined that during 1997 they failed to timely report REI's exercise of the warrant it purchased from the Company in January 1993. REI and Messrs. Finn-Egan and Lipkin have since reported REI's exercise of this warrant.


VOTE REQUIRED

     Under the Company's Bylaws, the holders of one-third of the issued and outstanding shares of Class A Stock and Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for all purposes unless otherwise provided by law or by the Company's Certificate of Incorporation or Bylaws. Where a quorum is present, the affirmative vote of a majority of the stock represented at the meeting is required for the election of the directors. For purposes of determining whether the directors have been elected, abstentions are the equivalent of a negative vote.

                                 By Order of the Board of Directors

                                 /s/ THANE SWISHER, VICE PRESIDENT

                                 Thane Swisher, Vice President




Oklahoma City, Oklahoma
April 15, 1998



YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

                                    PROXY
                               CMI CORPORATION
                      FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MAY 14, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Thane Swisher and Jim D. Holland, or either of them, as proxies, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Voting Class A Common Stock and Voting Common Stock of CMI Corporation held of record by the undersigned on April 14, 1998, at the Annual Meeting of Shareholders to be held on May 14, 1998 or any adjournment thereof.

   1. Election of Directors.
   [_] For all nominees listed below (except as marked to the contrary below).
   [_] Withhold authority to vote for all nominees listed below.

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
                               Larry D. Hartzog
                                Ronald A. Kahn
                              Thomas P. Stafford

   2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED ABOVE. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO VOTE THEREOF.

   The undersigned hereby acknowledges receipt of the Proxy Statement and hereby expressly revokes any and all proxies heretofore given or executed by him with respect to the shares represented by the proxy.

   Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, or limited liability company, please sign in the name of the legal entity by authorized person.

   Dated this     day of         , 1998.

                                                _____________________________
                                                Signature

                                                _____________________________
                                                Signature

      (Please sign, date and return promptly using the enclosed envelope.)